UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2012

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) On August 2, 2012, Xerium Technologies, Inc. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the Company had fallen below one of the NYSE’s continued listing standards. Rule 802.01B of the NYSE Listed Company Manual requires companies whose total stockholders’ equity is less than $50 million to maintain an average global market capitalization over a consecutive 30 trading-day period of not less than $50 million.

Under applicable NYSE rules, the Company has 45 days from the receipt of the notice to submit a plan advising the NYSE of definitive actions the Company has taken, or proposes to take, that would bring it into compliance with the market capitalization listing standards within 18 months of receipt of the letter. The Company intends to submit such a plan and has notified the NYSE that it intends to cure the deficiency within the prescribed timeframe. During this time, the Company’s common shares will continue to be listed on the NYSE, subject to the Company’s compliance with other NYSE continued listing standards.

As required under NYSE rules, the Company issued a press release on August 3, 2012, announcing that it had received the notice of non-compliance and that the Company intends to cure the deficiency within the prescribed timeframe. A copy of this press release is attached hereto as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith.

Exhibit No.	Description

99.1	Press release dated August 3, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: August 3, 2012	By:	/s/ Clifford E. Pietrafitta
	Name:	Clifford E. Pietrafitta
	Title:	Executive Vice President and CFO

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated August 3, 2012